Exhibit 10.36

PRINCIPAL SOLAR

PROMISSORY NOTE

$300,000.00	Date: February 25, 2016
Dallas, Texas

FOR VALUE RECEIVED, Principal Solar, Inc., of Dallas, Texas ("Borrower" or "Company"), hereby promises to pay to The Pearl M Thompson Trust dated March 24, 2004 an irrevocable trust for of Matthew A. Thompson, an individual residing at _______ ("Lender"), in lawful money of the United States of America and in immediately available funds, the principal sum of Three Hundred Thousand Dollars ($300,000.00) (the "Loan"), payable on the dates and in the manner set forth below.

1.

Repayment. The outstanding principal amount of the Loan shall be payable in full on June 24, 2016 ("Maturity Date"), subject to the terms and limitations hereunder. The Borrower may prepay this Note in whole or in part at any time prior to the Maturity Date without the written consent of Lender, at Borrower's sole discretion (a "Prepayment").

2.	Fee. As consideration for making this loan, Lender shall receive a one-time funding fee in an amount calculated as 15% of the amount advanced.

3.	Interest Rate. This Promissory Note is non-interest bearing, except for any amounts outstanding beyond the Maturity Date shall earn interest at a rate of 12% per annum.

4.	Place of Payment. All principal payable hereunder shall be payable to Lender at the address it specifies to Borrower in writing.

5.	Application of Payments. Any payments on this Note shall be applied to the outstanding principal balance hereof.

6.

Use of Proceeds. The proceeds from this Note shall be used by Borrower to make a pay amounts due to Duke Energy Progress, Inc. for interconnections and other expenses associated with Borrowers development of Innovative Solar 42, LLC.

7.

Governing Law. This Note shall be governed by, construed and enforced in accordance with, the laws of the State of Texas, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Any action brought to enforce or interpret this Note shall be brought in the courts located in Dallas County, Texas.

Exhibit 10.36

8.

Transfers, Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof; provided, however, that the Lender may not, without the prior written consent of Borrower (such consent not to be unreasonably withheld and such consent not to be required if an Event of Default exists), assign, transfer or negotiate this Note to any Person. Any such transfer or assignment must be in full compliance with applicable securities laws.

IN WITNESS WHEREOF, the Borrower and the Lender have duly executed this Promissory Note as of the date first written above.

BORROWER:	LENDER:
Michael Gorton,	Matthew A. Thompson, Trustee for
CEO Principal Solar, Inc.	The Pearl M. Thompson Trust

/s/ Michael Gorton	/s/ Matthew Thompson